UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 14, 2007
(Date of earliest event reported)
Energy West, Incorporated
(Exact name of registrant as specified in its charter)

Montana	0-14183	81-0141785
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Energy West, Incorporated (“Energy West” or the “Company”) recently announced several changes to its management team. On November 14, 2007, Richard M. Osborne, who has served as the Company’s Chairman of the Board since 2005, was appointed Chief Executive Officer. Mr. Osborne immediately resigned as a member of the compensation committee upon his appointment as CEO. Mr. Osborne does not receive any compensation for serving as Chairman and CEO of the Company.
Joining Mr. Osborne on the Company’s management team are James W. Garrett, appointed President and Chief Operating Officer pursuant to an employment agreement described below, and Thomas J. Smith, previously interim President of the Company, appointed Vice President and Chief Financial Officer on November 14, 2006. Mr. Smith also serves as a director of the Company. Mr. Smith does not have an employment agreement with the Company.
Also on November 14, 2007, Wade F. Brooksby resigned as Chief Financial Officer and Secretary of the Company to pursue other interests. Mr. Brooksby will remain with the Company through the end of this year to ensure a smooth transition with the new management team.
Mr. Garrett brings more than 22 years of experience in the gas utility and energy industry to Energy West, including serving as vice president — investor relations of Consolidated Natural Gas Co., a international gas utility that was merged with Dominion Resources, Inc. in 1999 and division manager of East Ohio Gas Company, the largest gas distribution subsidiary of Dominion Resources, Inc. Mr. Garrett has also served as manager — financial planning of American Gas Association, an organization that represents energy utility companies that deliver natural gas, and as an engineer at Marathon Oil Company, a leading integrated energy company. Mr. Garrett is a Registered Professional Engineer and Certified Financial Planner. Beginning in 2003 he served as executive director of Lake Communities Development Corp., a non-profit developer of affordable housing programs, and from 2000 to 2003 he launched Smart Data, GeoAlert, XYZ Corp. and Ameriserv.net, start-up software engineering, internet and communications tech companies located in Cleveland, Ohio where he served in various positions including chief operating officer, vice president, chief financial officer and a director.
On November 16, 2007, Mr. Garrett entered into an employment agreement in connection with his appointment as President and COO. Mr. Garrett’s employment with the Company will commence on December 1, 2007. Pursuant to the agreement, Mr. Garrett will be employed as President and COO for a term of one year which may be extended upon mutual agreement of the parties. Mr. Garrett receives a base salary under the agreement and is eligible to receive an annual cash bonus under an incentive plan to be developed by the compensation committee of the board of directors, which incentives will be payable upon the achievement of performance goals to be determined by the board and Mr. Garrett. Pursuant to the employment agreement, Mr. Garrett will also receive 10,000 stock options to be awarded on December 1, 2007.

Under the agreement, in the event of Mr. Garrett’s termination by Energy West without cause, Mr. Garrett will receive certain ratios of his annual base salary which are dependent upon the date of termination as specified in the employment agreement. In addition, any unvested options held by Mr. Garrett will vest and be exercisable until the earlier of (1) the remaining term of the option, or (2) one year from the date of termination. Any severance payments are conditioned upon the execution by Mr. Garrett of a mutually acceptable termination agreement and release. If Mr. Garrett’s employment is terminated by the Company within 12 months of a change of control, as defined in the employment agreement, or if Mr. Garrett terminates his employment within 12 months of a change on control because his duties are materially changed and/or he is required to relocate, Mr. Garrett will be entitled to receive the payments discussed above.
Under the agreement, Mr. Garrett is also (1) prohibited from disclosing Energy West’s confidential information or trade secrets, (2) required to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with Energy West, and (3) during the term of the agreement and for a period of two years following the termination of employment with the Company, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of Energy West.
The foregoing description of Mr. Garrett’s employment agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the agreement which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     10.1 Employment Agreement dated November 16, 2007 between James W. Garrett and Energy West, Incorporated
     99.1 Energy West, Incorporated Press Release dated November 19, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy West, Incorporated
By:	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Vice President and Chief Financial Officer

Dated: November 20, 2007

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated November 16, 2007 between James W. Garrett and Energy West, Incorporated

99.1	Energy West, Incorporated Press Release dated November 19, 2007